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                                                                      EXHIBIT 99

CONTACT:
Catherine Hartsog
Investor Relations
(408) 432-4458
Catherine_Hartsog@maxtor.com

Lynne Wall
Maxtor Public Relations
(408) 432-4585
Lynne_Wall@maxtor.com

Teri Fasheh
Wilson McHenry Company
(510) 723-6211
tfasheh@wmc.com

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         Maxtor Completes Acquisition of Creative Design Solutions (CDS)

Acquisition gives Maxtor solid position in network storage appliance market and strengthens company for future opportunities in intelligent storage solutions

MILPITAS, CALIF., SEPTEMBER 13, 1999 - Maxtor Corporation (NASDAQ: MXTR) today announced the completion of its acquisition of privately held Creative Design Solutions, a leading participant in the emerging network attached storage market.

On August 23, 1999, Maxtor announced the signing of a definitive agreement to acquire CDS for approximately $57 million. Based on an average Maxtor closing stock price of $6.122 over a trading period defined in the agreement, Maxtor will exchange or reserve 8,954,776 shares of common stock for CDS' outstanding capital, employee stock options, and certain transaction-related expenses. The transaction is being accounted for as a purchase.

With the completion of the transaction, CDS will now be called the Maxtor Network Systems Group. Maxtor will continue to ship CDS' current products to existing OEM customers and will begin marketing these products to a broader range of customers. Network storage appliances are thin servers optimized for file sharing. As such, they provide a very cost competitive solution for storage in networked environments and significant ease of installation relative to conventional servers.

"There is significant growth potential in the network storage appliance market, and we are confident in our ability to capitalize on that opportunity," said Mike Cannon, Maxtor's president and CEO. "We have created a very compelling combination leveraging CDS' core competencies in storage management software and operating system technology with Maxtor's core competencies in developing high-performance, high capacity IDE disk drives. We believe that we are now well positioned to provide storage solutions that will deliver outstanding price/performance value in networked environments."



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ABOUT MAXTOR

Maxtor is a leading supplier of hard disk drives for desktop computer systems. The company has been the fastest growing supplier of hard disk drives for the desktop personal computer market, more than doubling its market share over the past one and a half years. Maxtor has built its leadership position by consistently leading the industry in bringing new products to market, while delivering high levels of quality and customer support. The company's current products include award-winning DiamondMax(TM) and DiamondMax Plus line of products for mainstream and performance-oriented PCs and its new DiamondMax VL line designed for sub-$700 PC market and the consumer electronics market. More information about Maxtor and its products can be found at http://www.maxtor.com or by calling toll-free (800) 2-MAXTOR.

The foregoing statements regarding the acquisition of Creative Design Solutions and the potential impact of the acquisition and expansion into new markets, are forward looking statements and actual results could vary. Factors which could affect actual results include, but are not limited to, the successful integration of the two companies, the market demand for NAS products, the continued successful integration of Creative Design Solutions technology into NAS products and other solutions, the ability to manufacture such products in sufficient quantity and quality, and in a timely and cost-effective manner, the market acceptance of such products, the price and feature sets of competitive product offerings, as well as other factors outlined in Maxtor's filings with the Securities and Exchange Commission. These and other risk factors are contained in Maxtor's most recent Prospectus as well as in its 10-K for fiscal 1998 and its recent 10-Qs.